UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

FIrST FOUNDATION Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Allison Ball Lila I. Flores
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

On February 13, 2023, J. Abbott R. Cooper, Managing Member of Driver Management, was quoted in the following article by The Dallas Morning News:

Dallas’ First Foundation says activist investor is running ‘opportunistic campaign’

First Foundation said its one meeting with the activist investor ended after less than a minute.

By Natalie Walters

8:30 AM on Feb 13, 2023 CST

A Dallas bank says an activist investor trying to win seats on the company’s board of directors refuses to engage “in a constructive manner.”

First Foundation Inc., which manages over $12 billion in assets, said it felt forced to respond publicly to an aggressive campaign being waged by Abbott Cooper, founder of New York-based Driver Management Co.

“Driver is running what we view as an opportunistic campaign while First Foundation is in the midst of a management transition and internal reorganization to optimize our workforce,” the bank said in a statement.

Cooper previously told The Dallas Morning News that he’s concerned with First Foundation’s stock performance and recent executive turnover. Since making Driver’s activism went public, the company’s share price has fluctuated slightly -- from $14.97 on Jan. 11 to Friday’s close of $15.61.

However, financial titans Fidelity, BlackRock and Barclays have all raised their stakes in First Foundation since Driver began its push.

Cooper wants shareholders to put two female, “homegrown” Texans on the board to support the bank that moved its headquarters to the Lone Star state from Irvine, Calif., in 2021. The nominees are Allison Ball, investment partner at Menlo Park, Calif.-based Hanover Technology Investment Management, and Lila Ontiveros, U.S. commercial leader at Palantir Technologies and former finance director for U.S. Sen. Ted Cruz’s 2016 presidential campaign.

In a Jan. 17 letter to Max Briggs, lead director of the company’s board of directors, Cooper said he had been inundated with calls and messages from former First Foundation employees “who have painted a picture of dysfunction and disconnection within [First Foundation’s] senior management ranks.”

The bank “appears particularly unprepared—both in terms of the composition of its balance sheet and the dexterity of its management team—to adjust to the impact of higher interest rates and quantitative tightening,” he wrote in the letter filed with the Securities and Exchange Commission.

He also said no one at First Foundation had reached out to ask about Driver’s concerns.

First Foundation said in its public statement that it has attempted to meet with Driver to “avoid a costly and distracting public campaign.”

“[Driver] appears to be focused only on publicly disseminating misinformation and defamatory attacks to help promote its social media profile, gain notoriety in the media, and advance its other investment objectives,” the bank said.

During their only meeting together, Driver ended the call after less than a minute without sharing his opinions about the company, the bank said in its statement.

In a Jan. 31 letter following the phone call, Cooper wrote to First Foundation CEO Scott Kavanaugh and said: “I am writing to confirm the substance of our very brief phone conversation today, specifically that you, on behalf of First Foundation Inc., do not want to have any discussion whatsoever regarding any potential settlement that would preclude a contested election of directors at [First Foundatoin’s] 2023 annual meeting of directors.”

Kavanaugh wrote back three days later, indicating the bank wanted to interview Driver’s nominees “in an effort to find common ground.” Cooper responded: “I assume that your advisors have since suggested that flatly refusing to discuss a settlement is a bad look and you are now trying to walk back from the extreme position you took on our call.”

Cooper has grown accustomed to seeking change at community banks. He is also seeking three seats on the board for Johnstown, Penn.-based AmeriServ Financial. In the past three years, Cooper said he’s been involved with five or six proxy contests.

While the bank is willing to review his nominees, Cooper said he doesn’t see the point unless the bank creates vacancies on the board.

“You wouldn’t interview for a job if there wasn’t an opening, would you?” he said.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation Inc., a Delaware corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Allison Ball and Lila I. Flores.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 289,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 76,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. As of the date hereof, neither of Mses. Ball or Flores own beneficially or of record any securities of the Company.